SUBSIDIARIES OF THE COMPANY

QBF, Inc.

State of Incorporation: Oregon

Registration Location:

10005 SW Herman Road

Tualatin, OR 97062

Powin Wooden Product Service, Inc., dba (doing business as) Maco Lifestyles

State of Incorporation - Oregon

Registration Location:

10005 SW Herman Road

Tualatin, OR 97062